Exhibit 99.1

VELODYNE LIDAR, INC. AND GRAF INDUSTRIAL CORP. ANNOUNCE CLOSING OF BUSINESS COMBINATION

Trading of Common Stock on Nasdaq to Commence on Wednesday, September 30, 2020

San Jose, Calif. and Houston, Texas — September 29, 2020 — Velodyne Lidar, Inc. (“Velodyne”) and Graf Industrial Corp. (“Graf”) jointly announced today that they have closed their previously announced business combination, pursuant to which Velodyne became a wholly owned subsidiary of Graf and Graf changed its name to Velodyne Lidar, Inc. The business combination was approved at a special meeting of Graf’s stockholders held today.

Beginning on Wednesday, September 30, 2020, the common stock and warrants of Velodyne Lidar, Inc., the post-combination company, are expected to begin trading on The Nasdaq Global Select Market under the ticker symbols “VLDR” and “VLDRW,” respectively. Graf’s units, common stock and warrants will cease trading on the New York Stock Exchange today.

About Velodyne Lidar, Inc.

Velodyne Lidar is a global leader in lidar technology providing real-time 3D vision for autonomous systems thereby empowering the autonomous revolution by allowing machines to see their surroundings. Its lidar-based smart vision solutions are well known in the automotive industry, but also deployed in many nonautomotive applications, such as last-mile delivery, autonomous mobile robots, unmanned aerial vehicles (UAVs), advanced security systems and smart city initiatives. Velodyne’s website is www.velodyne.com.

About Graf Industrial Corp.

Graf Industrial Corp. was a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving Graf Industrial Corp. and one or more businesses.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and customers and obtain adequate supply of products and retain its key employees; (2) changes in applicable laws or regulations; (3) the possibility that Velodyne may be adversely affected by other economic, business, and/or competitive factors; and (4) other risks and uncertainties indicated from time to time in filings with the SEC by Velodyne.

Investors are referred to the most recent reports filed with the SEC by Velodyne and Graf. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and Velodyne and Graf undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:

Velodyne Lidar, Inc.

Andrew Hamer

Chief Financial Officer

InvestorRelations@velodyne.com